Aden Enterprises, Inc.'s Leftbid.com Intensifies Industrial Equipment Auction Position

Agreement With EquipmentAuction.com Adds Seasoned Professionals and Produces New Auction Slate

OMAHA, Neb.--(BUSINESS WIRE)--February 2, 2001--Aden Enterprises, Inc. (OTCBB:ADEN), announced that its subsidiary, Leftbid.com, Inc. has entered into a joint venture and letter of intent to acquire the Houston, Texas Internet auction company, EquipmentAuction.com, Inc.

EquipmentAuction.com, the industrial equipment industry's first auction broadcast company which brings live auctions to industrial equipment buyers nationwide through the mediums of television and the Internet, has exclusive broadcast agreements with a number of industrial equipment auction companies. Under the joint venture agreement, the two companies will collaborate to broadcast live auctions over the Internet from the Leftbid.com site. The first such auction will be broadcast on February 2, 2001 at 10 a.m. CST from Henderson Auctions in Livingston, Louisiana. Beginning February 8, the two organizations will broadcast a 2-day auction for Alex Lyon and Sons Sales Managers and Auctioneers from Kissimmee, Florida.

As   part   of  the   joint   venture,   two   professionals   associated   with
EqupmentAuction.com will work in a consulting capacity for Leftbid; William A Smith and James Shiflett.

William A. Smith is Co-Founder and President of EquipmentAuction. Mr. Smith served on the Boards of 6 companies, participating in the initiation and completion of sales to public companies, mergers, acquisitions, turnarounds and workouts. Mr. Smith has also served two companies as interim CEO. As a consultant, international product manager, regional manager and sales trainer, he developed and implemented programs for several Fortune 500 companies. He holds a B.S. in Mechanical Engineering from the University of Houston.

Mr. James Shiflett has been an auction coordinator for two large U.S. industrial equipment auction houses. He located equipment to be auctioned, performed inspections, established pricing and scheduling, and wrote inventory presentations used at auctions. For five years, he was the Texas auction coordinator for Ritchie Bros. Auctioneers, the largest industrial equipment auction company in the United States. Subsequently, he was the national auction sales coordinator for Forke Brothers, the second largest industrial equipment auction company at the time.

The acquisition of Equipmentauction.com is subject to due diligence and negotiation of a definitive acquisition agreement. This acquisition compliments Leftbid's recently announced venture with Network Oil, which provides them with an exclusive right to use Leftbid technology for equipment auctions in the upstream oil industry. Network Oil and Leftbid also plan to collaborate on industrial equipment auctions in other industries.

Leftbid has broadcast approximately 200 live auctions over the Internet since its launch in April 2000. During this period, Leftbid has broadcasted live auctions for fine art, collectibles, automobiles and industrial equipment. During the next month, Leftbid plans to broadcast auctions for Remember When Auctions, Inc., Jones & Horan Auctions Team, Inc., Richard Hatch & Associates, American Memorabilia, Northland Promotions, Inc. and Superior Auctions & Marketing, Inc. Leftbid and Aden are headquartered in Omaha, Nebraska.

Certain information above contains forward-looking statements that may involve risk and uncertainties. Aden Enterprises believes its expectations are based on reasonable assumptions. However, no assurances can be given that its goals will be achieved. Factors that could cause actual results to differ materially
include,  but  are  not  limited  to,  changes  in  federal,   state  and  local
regulations.

CONTACT:

Aden Enterprises, Omaha

Michael S. Luther

402/334-5556

KEYWORD: NEBRASKA